EXHIBIT 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Executive Appointments

Whippany, New Jersey, October 26, 2017 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the following executive appointments.

Steven C. Boyd, the Partnership’s Senior Vice President – Operations, has been appointed Chief Operating Officer. He will continue to report to Michael A. Stivala, President and Chief Executive Officer. Mr. Boyd has been with the Partnership for nearly 32 years, where he has held several managerial positions within the operations, most recently, rising to the level of Senior Vice President – Operations in September 2015.  He has been responsible for leading all aspects of the day-to-day operations of the business, as well as the operational support functions; including safety, marketing and fleet management.  In his new position, Mr. Boyd will also be responsible for continuing to advance the Partnership’s customer base growth and retention initiatives, and for driving continued improvements in operational efficiencies.

Daniel S. Bloomstein, Controller, has been appointed Vice President and Controller. He will continue to report to Michael A. Kuglin, Chief Financial Officer and Chief Accounting Officer. Prior to joining the Partnership in April 2014, Mr. Bloomstein held several executive financial and accounting positions with public and private companies, after service with PricewaterhouseCoopers LLP in the Assurance practice. Mr. Bloomstein is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He has demonstrated excellent leadership over all of the Partnership’s accounting and financial reporting functions.

Michael Schueler, Managing Director – Product Supply, has been appointed Vice President – Product Supply.  He will continue to report to Douglas Brinkworth, Senior Vice President – Product Supply, Purchasing and Logistics. Mr. Schueler joined the Partnership in July 2005 as a Director principally responsible for distillate supply activities, and has assumed a progressive leadership role in the product supply area.  He is also responsible for oversight of the Partnership’s natural gas and electricity business segment in the deregulated markets of New York and Pennsylvania.  Prior to joining the Partnership, Mr. Schueler spent nearly ten years with Public Service Energy Group, a diversified energy company in New Jersey, where he was involved in energy trading and management of generation assets.

In announcing these appointments, President and Chief Executive Officer Michael A. Stivala stated, “Throughout his tenure with Suburban, Steve Boyd has been instrumental in the growth and transformation of our operating model.  Steve's deep industry knowledge and experience, coupled with his ability to continue to challenge the status quo, are attributes that have been critical to our long-term success as an organization.  Most recently, he has provided exceptional leadership to our operations personnel in navigating through the challenges of two consecutive record warm winter heating seasons.  I have tremendous confidence in Steve's ability to leverage Suburban’s industry-leading operational practices to grow and extend our market share.”

Mr. Stivala continued, “Both Dan Bloomstein and Mike Schueler have become integral members of Suburban’s executive management team.  Each of them has made significant contributions in their respective disciplines and I look forward to their continued success.  All of these promotions will further strengthen our organization, leaving us well positioned to maintain our focus on operational excellence and to execute on our long-term strategic growth initiatives.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.0 million residential, commercial, industrial and agricultural customers through more than 668 locations in 41 states.

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